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                                 HARTFORD LIFE

                          ENHANCED DEATH BENEFIT RIDER

The term "Contract" as used in this rider applies to either a contract or a certificate. The term "Contract Owner" as used in this rider applies to a contract owner, certificate owner or certificate participant, as the case may be.

This rider is issued as part of the Contract to which it is attached. This rider cannot be terminated either by the Contract Owner or the Company. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the Contract.

If both the Contract Owner(s) and Annuitant are age [80] or younger on the effective date of this rider, paragraph a) of the "DEATH BENEFIT" provision and, where applicable, the "OPTIONAL DEATH BENEFIT" provision of the Contract to which this rider is attached, and as stated in any other rider attached to the Contract, is hereby deleted and restated as follows:

       a) the Contract Value as of the date of receipt of Due Proof of Death plus [40%] of the lesser of 1. or 2. below if both the Contract Owner(s) and Annuitant are age [69] or younger on the effective date of this rider, or [25%] of the lesser of 1. or 2. below if either the Contract Owner(s) or Annuitant is age [70] or older on the effective date of this rider.

         1.   The greater of zero or the following amount:

              A. the Contract Value as of the date of receipt of Due Proof of Death; less

              B. the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider; plus

              C. the sum of Adjustments for all partial surrenders which occur after the effective date of this rider.

         2.   [200%] of A. less B. below as follows:

              A. the Contract Value on the effective date of this rider, plus premium payments received after the effective date of this rider excluding payments received within 12 months of the date of death, less

              B. the sum of Adjustments for all partial surrenders which occur after the effective date of this rider.

               The Adjustment for each partial surrender which occurs after the effective date of this rider is equal to the greater of zero or the following amount:

                1.   the gross amount of the partial surrender; plus

                2. the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider and prior to the partial surrender, less

                3. the Contract Value on the Valuation Day immediately preceding the date of partial surrender; less

                4. the sum of Adjustments for all prior partial surrenders which have occurred after the effective date of this rider.

or

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The "SPOUSE BENEFICIARY" provision of the Contract is hereby amended by the addition of the following:

The date of receipt of Due Proof of Death will be considered the rider effective date for the Contract that is continued with the spouse as the Contract Owner.

RIDER CHARGE

The charge for this rider is added to the net investment factor. The net investment factor for each Sub-Account is:

       a) the net asset value per share of the corresponding fund at the end of the valuation period (plus the per share amount of any unpaid dividends or capital gains by that fund); divided by

       b) the net asset value per share of the corresponding fund at the beginning of the valuation period; minus

       c) the mortality and expense risk charge and any applicable administration charge, adjusted for the number of days in the valuation period; minus

       d) the charge for this rider, adjusted for the number of days in the valuation period.

The charge for this rider per annum of the daily value of the Sub-Accounts is [0.30%].

                   Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Christine Hayer Repasy              /s/ Thomas M. Marra
    --------------------------------------  -----------------------------------
    CHRISTINE HAYER REPASY, SECRETARY       THOMAS M. MARRA, PRESIDENT

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